P.O. Box 20103 Kansas City, MO 64195 866.877.2525 • fax 816.713.8810 www.uspremiumbeef.com

January 31, 2014

TO:	USPB UNITHOLDERS

FROM:	STANLEY D. LINVILLE, CEO

RE:	NATIONAL BEEF ANNOUNCES PLAN TO CLOSE BRAWLEY, CALIFORNIA BEEF PROCESSING FACILITY

National Beef Packing Company (National Beef) today announced plans to close its beef processing facility located in Brawley, California. The last day of production is expected to be April 4, 2014. Approximately 1,300 employees working at the facility will be impacted by this closure and will be offered support, including assistance finding employment at other National Beef facilities.

A declining supply of fed cattle available for the Brawley facility was a key driver of the decision to close the plant, said Tim Klein, chief executive officer, National Beef. “This was a very difficult decision for us to make because of the impact on our employees and suppliers. We are optimistic about the long-term prospects for U.S. beef demand and we will continue to focus on expanding our position as the industry leader in value-added beef products.”

“We have a committed, hard-working team of employees and suppliers in Brawley, and we truly understand the impact this will have on them,” said Brian Webb, vice president and general manager, National Beef. “We are grateful for their service to our company and we will work closely with them during this transition.”

National Beef has not determined the future status of the facility. National Beef acquired the Brawley facility in 2006.

Please don’t hesitate to contact our office at 866-877-2525 with any questions.